Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Insys Therapeutics, Inc.

Chandler, Arizona

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated February 26, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Insys Therapeutics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2015. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Insys Therapeutics, Inc.’s internal control over financial reporting as of December 31, 2015.

/s/ BDO USA, LLP

Phoenix, Arizona

March 10, 2016